EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
We consent to the incorporation by reference in Registration Statement No. 333-146964 and 333-146966 of Biomira Inc. on Form S-8 of our report dated March 13, 2008, relating to the consolidated financial statements of Oncothyreon Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, and Statement of Financial Accounting Standards No. 155, Accounting for Certain Hybrid Instruments, effective January 1, 2007, as discussed in Note 3 and the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, effective January 1, 2006, as discussed in Note 2), and of our report dated March 13, 2008 relating to the effectiveness of Oncothyreon Inc.’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K of Oncothyreon Inc. for the year ended December 31, 2007.
/s/ Deloitte & Touche LLP
Edmonton, Alberta, Canada
March 14, 2008